Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 24, 2020 (the “Effective Date”) by and between F-Star Therapeutics LLC (the “Company”), and Louis Kayitalire (the “Executive”).

RECITALS

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an Offer Letter dated May 24, 2019 (the “Offer Letter”); and

WHEREAS, the Company’s parent, F-Star Therapeutics Ltd., has entered into or anticipates entering into a Share Exchange Agreement with Spring Bank Pharmaceuticals, Inc., and certain other parties (the “Exchange Agreement”).

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. The Executive’s employment with the Company pursuant to the terms of this Agreement will commence on the Effective Date.

2. Term. This Agreement will continue in effect until terminated in accordance with Section 5. The term of Executive’s employment is hereafter referred to as the “Term.” The effective date of Executive’s termination of employment with the Company is hereafter referred to as the “Termination Date.”

3. Duties and Performance.

(a) During the Term, the Executive shall serve the Company as its Chief Medical Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of the Company and/or one or more of the Company’s Affiliates to the extent so elected or appointed from time to time. For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Company’s Chief Executive Officer (the “CEO”). The Executive’s principal work location shall be in New York, New York, subject to such business travel as is customary for Executive’s position.

(c) During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the CEO in writing; provided, however, that the Executive may without advance consent participate in charitable activities and passive personal investment activities, provided that such activities do not, individually or in the aggregate: (i) interfere with the performance of the Executive’s duties under this Agreement; (ii) conflict with the business interests of the Company or any of its Affiliates; or (iii) violate Sections 7, 8 and 9 of this Agreement.

(d) During the Term, the Executive shall comply with all Company policies, practices, and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary at a rate of $450,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company as in effect from time to time. The Company may review and adjust the Base Salary from time to time.

(b) Annual Bonus Compensation. For each full fiscal year completed during the Term, the Executive shall be eligible to participate in an annual bonus plan maintained by the Company. The Executive’s annual target bonus opportunity shall be equal to forty-percent (40%) of the Base Salary (the “Target Bonus”) with the actual amount of the bonus, if any, to be determined by the Board of Directors (the “Board”) or the Compensation Committee of the Board, in accordance with applicable performance criteria reasonably established by the Board or the CEO. In order to earn an annual bonus under this Section 4(b) for any fiscal year, the Executive must be employed by the Company on the date of payment.

(c) Employee Benefit Plans. During the Term, the Executive shall be eligible to participate in such employee benefit plans from time to time in effect for similarly-situated employees of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Executive shall have no recourse against the Company in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(d) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary, and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time.

(e) Clawback Policy. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

5. Termination of Employment; Severance Benefits. The Executive’s employment shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the Term, the date of death shall be the Termination Date and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the Termination Date; and (ii) any business expenses incurred by the Executive but unreimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following the Termination Date, that such expenses are reimbursable under Company policy, and that any such expenses subject to Section 5(h)(iv) shall be paid not later than the deadline specified therein (all of the foregoing, payable subject to the timing limitations described herein, the “Final Compensation”). Other than the Final Compensation, the Company shall have no further obligation or liability to the Executive. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(b) Disability.

(i) The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, whether or not consecutive. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for payment of the Final Compensation due the Executive. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in employee benefit plans in accordance with Section 4(c), to the extent permitted by the then-current terms of the applicable employee benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of his employment, whichever shall first occur. While receiving disability income payments under any Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a), but shall continue to participate in the employee benefit plans in accordance with Section 4(c) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of his employment hereunder.

(iii) If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i) The Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company or any of its Affiliates that, if capable of cure, is not cured within thirty (30) days of written notice of such failure or negligence by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances;

(ii) Conduct by the Executive that constitutes fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates;

(iii) The Executive’s commission of, or plea of nolo contendere to, a felony or crime involving moral turpitude;

(iv) The Executive’s violation of any law applicable to the Company;

(v) The Executive’s engagement in any conduct or omission which could reasonably be expected to, or which does cause, the Company or any of its Affiliates public disgrace, disrepute or economic harm; or

(vi) The Executive’s material breach of this Agreement, any material written policies of the Company, or any other agreement between the Executive and the Company or any of its Affiliates or of any fiduciary duty that the Executive has to the Company or any of its Affiliates that, if capable of cure, is not cured within thirty (30) days of written notice of such breach by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for the Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination is at a time other than during the twelve (12) month period following a Change of Control (as defined below), in addition to the Final Compensation due to the Executive, the Company will pay or provide the Executive the following (the “Severance Benefits”):

(i) the Company will continue to pay the Executive the monthly pro-rata portion of his annual Base Salary at the rate in effect as of the Termination Date for the nine (9) month period following the Termination Date (the “Severance Period”);

(ii) the Company will pay the Executive an amount equal to his then current Target Bonus, pro-rated for the number of days Executive was employed during the applicable fiscal year, payable in substantially equal monthly installments during the Severance Period; and

(iii) during the Severance Period, provided the Executive elects and remains eligible for COBRA (or mini-COBRA), the Company will pay the Executive a monthly taxable amount equal to the portion of the Executive’s health insurance premiums that the Company paid immediately prior to the Termination Date.

Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective general release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such separation agreement submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance in material respects with the obligations of the Executive to the Company and its Affiliates that survive termination of his employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Subject to Section 5(h) below, all Severance Benefits to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the Termination Date, being due and payable on the Company’s next regular payday for executives that follows the effective date of the Release of Claims. Notwithstanding the foregoing, if the time period to consider, return and revoke the Release of Claims covers two of the Executive’s taxable years, any portion of the Severance Benefits that constitutes deferred compensation subject to Section 409A (as defined below) shall in all events be paid in the later taxable year. The Release of Claims required for Severance Benefits in accordance with this Section 5(d) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims.

(e) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:

(i) a material diminution in the nature or scope of the Executive’s title, duties, or responsibilities; or

(ii) a material reduction in Base Salary, which for purposes of this Agreement shall mean a reduction of more than fifteen percent (15%) in the aggregate, other than any reduction applying in a similar fashion to similarly situated executives of the Company.

In the event of a termination of employment in accordance with this Section 5(e) at a time other than during the twelve (12) month period following a Change of Control, the Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company without Cause pursuant to Section 5(d) above, provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(f) By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive the Final Compensation due to him (other than business expenses described in Section 5(a)(ii)) at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(g) Termination Following a Change of Control. In the event of a termination of the Executive’s employment within twelve (12) months following a Change of Control either by the Company without Cause (in accordance with Section 5(d)) or by the Executive for Good Reason (in accordance with Section 5(e)) and provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d), then: (A) the Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company without Cause pursuant to Section 5(d) above, except that the Severance Period shall equal the twelve (12) month period following the Termination Date; and (B) any options or RSUs granted to Executive under an equity incentive plan adopted or to-be-adopted by the Company (a “Plan”) shall, to the extent not assumed by an acquirer, vest in full. The Company shall also pay the Executive the Final Compensation due to him (other than business expenses described in Section 5(a)(ii)) at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred. For the avoidance of doubt, the transactions contemplated by the Exchange Agreement shall not be considered a Change of Control for purposes of this Agreement.

(h) Timing of Payments and Section 409A.

(i) This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(v) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(vi) Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to him in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive with respect to severance or termination pay and post-employment employee benefits. The Executive hereby knowingly and voluntarily waives any right he might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and Severance Benefits, if any, that are due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive with respect to severance or termination pay and post-employment employee benefits.

(b) Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all employee benefit plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(f) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9. The obligation of the Company to provide Severance Benefits hereunder, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued compliance in all material respects with Sections 7, 8 and 9. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e), and 5(g) or with respect to Base Salary paid for notice waived pursuant to Section 5(f), no cash compensation or benefits will be earned after termination of employment.

7. Confidential Information.

(a) Nondisclosure. At all times during the Term and thereafter, Executive will hold in strictest confidence and will not disclose, use, or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with Executive’s work for the Company or as allowed by Section 7(b) below. Executive shall obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Executive’s work at the Company and/or incorporates any Proprietary Information. Executive hereby assigns to the Company any rights Executive may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. Executive hereby undertakes not to divulge in any manner whatsoever and use Executive’s best efforts to keep confidential any access codes, passwords, or any information which may assist or facilitate access to Company’s Proprietary Information.

(b) Notice. In the event that Executive is required by law or requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Information, or any information relating to Executive’s opinion, judgment or recommendations concerning the Proprietary Information, Executive will provide the Company with prompt written notice of such request(s), to the extent practicable in such circumstances, so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the relevant provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, Executive may furnish that portion (and only that portion) of the Proprietary Information which, upon the advice of Executive’s counsel, Executive is legally compelled to disclose. In any event, Executive will not oppose any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Proprietary Information.

(c) Proprietary Information. For purposes of this Agreement, “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company, whether developed by, received by, or was or is otherwise accessible to Executive before or after the Effective Date. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (excluding inventions not assignable under Section 8(c), hereinafter collectively referred to as “Inventions”); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that “Proprietary Information” shall not include information that: (A) is or becomes generally known to the public through no breach by Executive of this Agreement; (B) can be demonstrated by written records to have been known by Executive prior to Executive’s employment and/or work with the Company; (C) is hereafter rightfully obtained by Executive from a third party who does not breach any obligation he or she may have to the Company; or (D) is approved for release by written authorization of the Board of Directors of the Company. Furthermore, Executive understands that Executive is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way Executive wishes.

(d) Third Party Information. Executive understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company and subject to Section 7(b) above) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(e) Defend Trade Secrets Act. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Assignment of Rights to Intellectual Property.

(a) Proprietary Rights. The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; (v) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and (vi) all other intellectual property rights throughout the world.

(b) Assignment of Inventions. Subject to Section 8(c), Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, in connection with Executive’s employment and/or work for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 8, are hereinafter referred to as “Company Inventions.”

(c) Nonassignable Inventions. This Agreement will not be deemed to require assignment of any invention which was developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by Executive for the Company.

(d) Government or Third Party. Executive agrees to assign all of Executive’s right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

(e) Works for Hire. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are the property of the Company pursuant to applicable copyright law.

(f) Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive at a reasonable rate after Executive’s termination for the time actually spent by Executive at the Company’s request on such assistance.

(g) Attorney in Fact. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(h) Records. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Executive and all Inventions made by Executive during the period of Executive’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

9. Restrictive Covenants.

(a) Non-Competition. During the Term and for the twelve (12) month period after the termination of Executive’s employment relationship with the Company for any reason, Executive will not, directly or indirectly, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate with, any business whose business, products or operations are in any respect involved in a Restricted Business (defined below) anywhere in the Restricted Territory (defined below). Should Executive obtain other employment during the Term or within the twelve (12) month period immediately following the Termination Date, Executive agrees to provide written notification to the Company as to the name and address of Executive’s new employer, the position that Executive expects to hold, and a general description of Executive’s duties and responsibilities, at least three business days prior to starting such employment.

(b) Non-Solicitation. During the Term and for the twelve (12) month period after the termination of Executive’s employment relationship with the Company for any reason, including, without limitation, as a result of a voluntary termination by Executive or involuntary termination by Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

(i) Solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known (or should have been known) to Executive to be an employee, consultant, or independent contractor of Company (or was an employee, consultant, or independent contractor of the Company in the twelve (12) moths prior to the Termination Date) to terminate his or her relationship with Company, even if Executive did not initiate the discussion or seek out the contact;

(ii) Solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to Executive (or should have been known to Executive) to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to Executive or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

(iii) Hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding twelve (12) months to research, develop, market, sell, perform or provide Conflicting Services;

(iv) Solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

(v) Solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

(vi) Perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

(c) Non-Disparagement. Executive shall not make, directly or indirectly, through any other person or entity, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Company, or any of their respective Affiliates, businesses, services, activities, business relationships, shareholders, members, partners, directors, officers, managers or employees. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with competent jurisdiction to order such person or entity to disclose or make accessible such information, nor will the foregoing be violated by truthful statements to any government agency.

(d) Cooperation. Except as described in Section 9(e), Executive agrees to reasonably cooperate with the Company in connection with any action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in providing any requested cooperation, so long as Executive provides advance written notice to the Company of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

(e) Whistleblower. Nothing in Sections 7, 8, or 9 shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive understands that by signing this Agreement, Executive waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and Executive waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from seeking or obtaining a whistleblower award from the Securities and Exchange Commission (and not the Company) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(f) Definitions. Capitalized words or phrases shall have the following meanings for purposes of this Agreement:

(i) “Conflicting Services” means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.

(ii) “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to Executive’s contact with such person or entity as described in Sections 9(b)(iv), (v) and (vi) if such contact occurs during the Term or, if such contact occurs following the Term, during the one (1) year period prior to the Termination Date: (i) contracted for, was billed for, or received from the Company any product, service or process with which Executive worked directly or indirectly during my employment by Company or about which Executive acquired Proprietary Information; or (ii) was in contact with Executive or in contact with any other employee, owner, or agent of Company, of which contact Executive was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which Executive worked directly or indirectly during the Term or about which Executive acquired Proprietary Information; or (iii) was solicited by Company in an effort in which Executive was involved or of which Executive was aware.

(iii) “Restricted Business” means (A) the business of the Company related to the design, manufacture, production, research or sale of tri-/tetra-valent bispecific antibodies (mAb2) containing antigen-binding sites engineered into non-CDR loops or antibody fragments containing antigen-binding sites engineered into non-CDR loops or (B) any other business in which the Company is engaged or contemplates engaging in at the time of, or during the twelve (12) month period prior to, the Termination Date.

(iv) “Restricted Territory” means anywhere in the world.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9, and has had the opportunity to consult with legal counsel of Executive’s choosing regarding such terms and conditions. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Proprietary Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. The parties further agree that, in the event that any provision of Section 7, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the restricted periods herein shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7, 8 or 9.

11. No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Section 280G.

(a) In the event that the Company undergoes a “change in ownership or control” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (“Section 280G”)) and all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company (collectively, the “Total Payments”), could constitute an “excess parachute payment” within the meaning of Section 280G, then the Executive shall be entitled to receive (i) an amount limited (to the minimum extent necessary) so that no portion of the Total Payments shall be non-deductible for US federal income taxes by reason of Section 280G (the “Limited Amount”), or (ii) if the amount of the Total Payments (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the amount of all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by the amount of all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount of the Total Payments otherwise payable without regard to clause (i). If it is determined that the Limited Amount will maximize the Employee’s after-tax proceeds, the Total Payments shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments that are exempt from Section 409A, (ii) second, by reducing other payments and benefits that are exempt from Section 409A and to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, (iii) third, by reducing all remaining payments and benefits that are exempt from Section 409A and (iv) finally, by reducing payments and benefits that are subject to Section 409A, in each case, with all such reductions done on a pro rata basis.

(b) All determinations made pursuant this Section 13 will be made at the Company’s or its Affiliates’ expense by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G and Section 4999 of the Code selected by the Company for such purpose (the “Independent Advisors”). For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Company and its legal advisors, (y) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (z) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. In the event it is later determined that (A) a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 13, the excess amount shall be returned immediately by the Executive to the Company or (B) a lesser reduction in the Total Payments should have been made to implement the objective and intent of this Section 13, the additional amount shall be paid immediately by the Company, or any Affiliate of the Company, as applicable, to the Executive.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates, or in the event that the Company shall hereafter effect a reorganization with, consolidate with, or merge into, an Affiliate or any person or transfer or have transferred all or substantially all of its properties, outstanding stock, or assets to an Affiliate or any person and (b) in the event that all of the Company’s rights and obligations under this Agreement are assigned pursuant to this Section 14, each reference to Company herein shall be deemed from and after such assignment instead to be a reference to the assignee. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the CEO, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment relationship with the Company; provided, however, that the Executive shall remain entitled to receive the success bonus pursuant to paragraph 3(c) of the Offer Letter and the retention bonus pursuant to paragraph 3(e) of the Offer Letter, each of which will paid as soon as practicable following the Closing (as defined in the Exchange Agreement).

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a New York contract and shall be construed and enforced under and be governed in all respects by the laws of New York, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

F-STAR THERAPEUTICS LLC

/s/ Eliot Forster
Name: Eliot Forster
Title: Chief Executive Officer

EXECUTIVE

/s/ Louis Kayitalire
Louis Kayitalire

[Signature Page to Employment Agreement]